 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, VIA THE EDGAR SYSTEM, ON
                                           , 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    ADVANTA CORP.                                  ADVANTA CAPITAL L.L.C.

          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

                     DELAWARE                                            DELAWARE
                    (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                    23-1462070                                          51-0366786
         (IRS EMPLOYER IDENTIFICATION NO.)                  (IRS EMPLOYER IDENTIFICATION NO.)
            BRANDYWINE CORPORATE CENTER                               501 CARR ROAD
                 650 NAAMANS ROAD                               WILMINGTON, DELAWARE 19809
             CLAYMONT, DELAWARE 19703                                 (302) 791-4400
                  (302) 791-4400
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH REGISTRANT'S PRINCIPAL
                                            EXECUTIVE OFFICE)

                            ------------------------

                             GENE S. SCHNEYER, ESQ.

                                 ADVANTA CORP.
                          FIVE HORSHAM BUSINESS CENTER
                                 300 WELSH ROAD
                        HORSHAM, PENNSYLVANIA 19044-9808
                                 (215) 657-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------
                                                                   Proposed            Proposed
                                                                    Maximum            Maximum
                                                  Amount           Offering           Aggregate          Amount of
           Title of Each Class of                  to be             Price             Offering        Registration
        Securities Being Registered            Registered(1)    Per Unit(1)(2)       Price(1)(2)            Fee
- ---------------------------------------------------------------------------------------------------------------------
Advanta Corp. Debt Securities(3)(4).........
Advanta Corp. Class B Preferred Stock(5)....
Advanta Corp. Depositary Shares(5)(6).......
Advanta Corp. Debt Warrants(7)..............
Advanta Corp. Preferred Stock Warrants(7)...
Advanta Corp. Common Stock Warrants(7)......   $500,000,000          100%            $500,000,000        $172,415
Advanta Corp. Class B Common Stock, par
  value $.01 per share(5)...................
Advanta Corp. Stock Purchase Contracts(8)...
Advanta Corp. Stock Purchase Units(9).......
Advanta Corp. Capital Securities(5).........
Advanta Corp. Guarantees(10)................
Advanta Capital L.L.C. Preferred
  Shares(5).................................
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------

(Footnotes on following page)
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- ---------------
 (1) Not specified as to each class of Securities to be registered pursuant to General Instruction II.D of Form S-3. In no event will the aggregate initial offering price of the Securities issued under this Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European currency units. Securities registered hereby may be sold separately, together or in units with other Securities registered hereunder.
 (2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price per unit will be determined from time to time by the Registrants in connection with the issuance by the Registrants of the Securities registered hereunder.
 (3) If any Advanta Corp. Debt Securities are issued at an original issue discount, then the amount to be registered shall be equal to such amount as may result in the initial offering prices for Advanta Corp. Debt Securities and Advanta Corp. Debt Warrants, if any.
 (4) In addition to any Advanta Corp. Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder an indeterminate amount of Advanta Corp. Debt Securities that may be issued upon conversion or exchange of other Debt Securities or Class B Preferred Stock of Advanta Corp. or Preferred Shares of Advanta Capital L.L.C., and an indeterminate amount of subordinated debt securities which may be issued by Advanta Corp. to evidence the loan by Advanta Capital L.L.C. to Advanta Corp. of any proceeds from the offer and sale of Advanta Capital L.L.C. Preferred Shares and other capital contributions to Advanta Capital L.L.C., for which no separate consideration will be received.
 (5) In addition to any Advanta Corp. Class B Preferred Stock, Depositary Shares or Advanta Corp. Class B Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate amount and number of Capital Securities of Advanta Corp., which may consist of shares of Advanta Corp. Class B Preferred Stock, Advanta Corp. Class B Common Stock, Advanta Corp. Depositary Shares or other Advanta Corp. Capital Securities that may be issued upon conversion or exchange, either at the option of the holder or the Registrants, of Advanta Corp. Debt Securities, Advanta Corp. Class B Preferred Stock, Advanta Corp. Depositary Shares or Advanta Capital L.L.C. Preferred Shares, as the case may be, for which no separate consideration will be received.
 (6) There are being registered hereunder an indeterminate number of Advanta Corp. Depositary Shares to be evidenced by depositary receipts issued pursuant to a Deposit Agreement. In the event the Registrants elect to offer to the public fractional interests in shares of the Advanta Corp. Class B Preferred Stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of Advanta Corp. Class B Preferred Stock will be issued to the depositary under the Deposit Agreement.
 (7) There are being registered hereunder Advanta Corp. Debt Warrants, Advanta Corp. Preferred Stock Warrants and Advanta Corp. Common Stock Warrants (collectively, "Advanta Corp. Securities Warrants") entitling the holder to purchase Advanta Corp. Debt Securities, Advanta Corp. Class B Preferred Stock and Advanta Corp. Class B Common Stock, respectively, which may be sold separately or as units with Advanta Corp. Debt Securities, Advanta Corp. Class B Preferred Stock or Advanta Corp. Class B Common Stock. The Advanta Corp. Securities Warrants will represent rights to purchase only Advanta Corp. Debt Securities, Advanta Corp. Class B Preferred Stock and Advanta Corp. Class B Common Stock covered by this Registration Statement.
 (8) There are being registered hereunder an indeterminate amount and number of Advanta Corp. Stock Purchase Contracts, representing rights to purchase Advanta Corp. Class B Preferred Stock or Advanta Corp. Class B Common Stock.
 (9) There are being registered hereunder an indeterminate amount and number of Advanta Corp. Stock Purchase Units, representing ownership of Advanta Corp. Stock Purchase Contracts and debt obligations of the United States of America or agencies or instrumentalities thereof. The registration fee has been calculated based upon a maximum offering price not including such debt obligations.
(10) No separate consideration will be received for any Advanta Corp. Guarantee.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED             , 1995
PROSPECTUS

                                 US$500,000,000

                                DEBT SECURITIES

                            CLASS B PREFERRED STOCK
                              CLASS B COMMON STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                             ADVANTA CAPITAL L.L.C.

                                PREFERRED SHARES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                 ADVANTA CORP.

     Advanta Corp., a Delaware corporation ("Advanta"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering (i) its debt securities ("Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Advanta, which may be either senior or subordinated and which may be convertible into or exchangeable for Class B Common Stock (as defined below), Class B Preferred Stock (as defined below), other Capital Securities (as defined herein) or other Debt Securities,
(ii) shares of its Class B Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares") and which may be convertible into or exchangeable for Class B Common Stock, other Capital Securities or Debt Securities, (iii) shares of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), (iv) its warrants to purchase Debt Securities ("Debt Warrants"), shares of Class B Preferred Stock ("Preferred Stock Warrants") or shares of Class B Common Stock ("Common Stock Warrants"),
(v) its Stock Purchase Contracts ("Stock Purchase Contracts") to purchase Class B Preferred Stock or Class B Common Stock and (vi) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and debt obligations of the United States of America or agencies or instrumentalities thereof securing the holder's obligation to purchase the Class B Preferred Stock or Class B Common Stock under the Stock Purchase Contract. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are herein referred to as the "Securities Warrants" and together with the Debt Securities, Class B Preferred Stock, Depositary Shares, Class B Common Stock, Stock Purchase Contracts, Stock Purchase Units and other Capital Securities and the Preferred Shares and Backup Undertakings referred to below, the "Securities."

     Advanta Capital L.L.C., a limited liability company formed under the laws of the State of Delaware and a special purpose finance subsidiary of Advanta ("Advanta Capital"), may also offer from time to time in one or more series, at prices and on terms to be determined at the time of offering, its Preferred Shares (the "Preferred Shares") representing preferred limited liability company interests in Advanta Capital which may be convertible into or exchangeable for Capital Securities of Advanta. In connection therewith, Advanta may offer backup undertakings ("Backup Undertakings") with respect to the Preferred Shares, as described herein under "Description of Preferred Shares of Advanta Capital." Any issue of Preferred Shares and related Backup Undertakings shall correspondingly reduce the amount of other Securities available for offer and sale hereunder.

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") which will describe, without limitation and where applicable, terms such as (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, rate of interest (which may be fixed or variable), time and place of payment of interest, terms for optional redemption or repayment by Advanta or any holder or for sinking fund payments, terms for conversion or exchange into Capital Securities or other Debt Securities, if any, the initial public offering price, any stock exchange listings, any special
                                                   (continued on following page)

(continued from previous page)

provisions related to Debt Securities denominated in a foreign currency or issued as medium term notes, original issue discount or other special terms, and the designation of the Trustee, Security Registrar and Paying Agent, (ii) in the case of Class B Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, sinking fund, voting or other rights, the terms for conversion or exchange into other Capital Securities or Debt Securities, any stock exchange listings, and the initial public offering price, (iii) in the case of the Depositary Shares, the fraction of a share of Class B Preferred Stock represented by one Depositary Share, (iv) in the case of the Class B Common Stock, the aggregate number of shares offered, initial public offering price and other terms thereof, (v) in the case of Securities Warrants, where applicable, the duration, offering price, exercise price, terms of the Securities for which they are exercisable, any listing on a securities exchange and detachability and other terms thereof, (vi) in the case of Stock Purchase Contracts, the designation and number of shares of Class B Preferred Stock or Class B Common Stock issuable thereunder, the purchase price of the Class B Preferred Stock or Class B Common Stock, the date or dates on which the Class B Preferred Stock or Class B Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by Advanta to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (vii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any debt obligations securing the holder's obligation to purchase the Class B Preferred Stock or Class B Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof, and (viii) in the case of the Preferred Shares and Backup Undertakings, the specific designation, stated value and liquidation preference per share or security and number of shares or securities offered, the initial public offering price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, dates on which dividends will be payable, place or places where dividends will be payable, the terms of redemption, the terms for conversion or exchange into Capital Securities of Advanta, any listing on a securities exchange and the terms of the Backup Undertakings. The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting or other considerations relating to the Securities covered thereby.

     The initial offering price to the public of the Securities will be limited to US $500,000,000 in the aggregate (or its equivalent based on the applicable exchange rate at the time of issue, if Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by Advanta). The Debt Securities may be denominated in United States dollars or, at the option of Advanta if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Securities may be sold to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of Advanta or Advanta Capital or a dealer or an underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Securities may also be used as all or part of the consideration to be paid by Advanta for property or assets. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

     THE DEBT SECURITIES WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ADVANTA, AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is             , 1995.

                             AVAILABLE INFORMATION

     Advanta is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Advanta and Advanta Capital have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Advanta, Advanta Capital and the Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

     No separate financial statements of Advanta Capital have been included herein. Advanta and Advanta Capital do not consider that such financial statements would be material to holders of any Preferred Shares which may be offered hereby because Advanta Capital is a newly organized special purpose subsidiary, has no operating history or independent operations, is not engaged in and does not propose to engage in any activity other than the issuance of its common and preferred limited liability company interests and the lending of the proceeds thereof to Advanta and because Advanta will issue a full and unconditional guarantee of any Preferred Shares, as described in the accompanying Prospectus Supplement. See "Description of Preferred Shares of Advanta Capital." Advanta Capital is a limited liability company organized under the laws of the State of Delaware and will be managed by Advanta, which directly or indirectly beneficially owns all of Advanta Capital's common limited liability company interests, which are non-transferable. Financial statements of Advanta Capital will be made available to the holders of Preferred Shares annually as soon as practicable after the end of Advanta Capital's fiscal year.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     As required by the Commission, Advanta hereby incorporates by reference:

     1. Advanta's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     2. Advanta's Current Reports on Form 8-K dated January 24, and April 19, 1995;

     3. Advanta's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

     4. The descriptions of Advanta's Class A Common Stock and Class B Common Stock which are contained in the Registration Statements on Form 8-A filed by Advanta to register such securities under Section 12 of the Exchange Act, File No. 0-14120, including any amendment or report filed for the purpose of updating such descriptions.

     All documents filed by Advanta pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     Advanta will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-2209, telephone
(215) 784-5335.

                                 ADVANTA CORP.

GENERAL

     Advanta is a highly focused direct marketer of select consumer financial services. Advanta primarily originates and services credit cards and mortgage loans. Other businesses include small ticket equipment leasing, credit insurance and deposit products. At December 31, 1994, assets under management totaled $9.3 billion.

     Approximately 78% of total revenues are derived from credit cards marketed through carefully targeted direct mail campaigns. By focusing primarily on the no fee gold card, Advanta has successfully grown to one of the ten largest issuers of gold cards. Mortgage services contribute 9% of total revenues.

     Advanta's principal executive office is located at Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware 19703. Its principal operating office is located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-9808. Advanta's telephone numbers at its principal executive and operating offices are, respectively, (302) 791-4400 and (215) 657-4000.

CREDIT CARDS

     Advanta, which has been in the credit card business since 1983, issues gold and standard MasterCard(R)* and VISA(R)* credit cards nationwide. Advanta has built a substantial cardholder base which, as of December 31, 1994, totaled 3.8 million accounts and $6.5 billion in managed receivables.

     In 1982, Advanta acquired Colonial National Bank USA ("Colonial National"). As a national bank, Colonial National has the ability to make loans to consumers without many of the restrictions found in various state usury and licensing laws, to negotiate variable rate loans, to generate funds economically in the form of deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), and to include in its product mix a MasterCard(R) and VISA(R) credit card program. Substantially all of Advanta's credit card receivables and bank deposits are originated by Colonial National.

     Advanta believes that its targeted marketing strategy and its emphasis on satisfying customers have enabled it to attract and retain a portfolio of credit card accounts with a loss ratio which, based on reports published by MasterCard(R) and VISA(R), has been below industry averages for the past three years. Colonial National's net credit loss on average managed credit card receivables outstanding for the year ended December 31, 1994 was 2.5%, and the percentage of managed credit card receivables that were delinquent 30 or more days was 2.0%. With customers in all 50 states, Advanta's credit card portfolio is geographically diversified. At December 31, 1994, the states with the highest aggregate managed loans outstanding were California, New York, Texas, Florida and Illinois, with approximately

- ---------------

* MasterCard(R) is a federally registered servicemark of MasterCard International, Inc.; VISA(R) is a federally registered servicemark of VISA U.S.A., Inc.

17.2%, 7.0%, 6.4%, 5.7% and 4.7%, respectively, of Colonial National's total managed credit card receivables.

     Since 1988, Colonial National has been active in the credit card securitization market, selling $2.8 billion of card asset-backed certificates in 1994 and $6.6 billion since 1988.

     In February 1995, Advanta National Bank ("ANB"), a new federally chartered institution organized by Advanta, opened for business. Currently, ANB assets do not represent a significant portion of Advanta's assets. However, Advanta anticipates that ANB will, in the future, become the originator of a substantial portion of Advanta's credit card assets.

MORTGAGE LOANS

     Advanta's subsidiary, Advanta Mortgage Corp. USA ("Advanta Mortgage"), originates, purchases, securitizes and services non-conforming credit first and second mortgage loans for itself and for Colonial National's "Advanta Mortgage USA" Division. Loan production is generated through a centralized direct origination center, a broker network serviced by selected sales locations, and correspondent relationships.

     Advanta Mortgage and Colonial National originate or purchase loans and then sell or securitize them, generally retaining servicing rights and the related excess cash flows. Consequently, the mortgage loan receivables on Advanta's balance sheet are generally its most recently originated loans being held for sale. Thus, while mortgage loan receivables owned at December 31, 1994 were $143 million, during 1994 Advanta originated or purchased $493 million and securitized $456 million of such receivables. Advanta Mortgage services Colonial National's mortgage loan portfolio, packages Colonial National's mortgage loans for sale, and performs the servicing on loans sold by Colonial National where Colonial National retains the servicing rights and obligations. In addition, Advanta Mortgage performs fee-based servicing on loans originated and owned by unrelated third party mortgage lenders. As of December 31, 1994, Advanta Mortgage was servicing approximately $1.2 billion in mortgage loans sold by Advanta's subsidiaries, as well as $190 million of "contract servicing" receivables.

     Approximately 71% of the managed portfolio is secured by first mortgages and the balance is secured by second mortgages. At December 31, 1994, the states with the highest managed loans outstanding were California, New York, New Jersey, Maryland, and Pennsylvania, with approximately 23.5%, 12.3%, 11.4%, 10.3% and 8.0%, respectively.

     While Advanta has not historically offered mortgage lines of credit, which involve the extension of a revolving amount of credit to a borrower, Advanta is planning to offer a home equity line of credit product beginning in 1995. Advanta has established a new consumer finance company, Advanta Finance Corp., which will provide another loan origination source, with loans marketed directly to the consumer through a branch office system. The first Advanta Finance Corp. branch offices opened in the first quarter of 1995.

EQUIPMENT LEASING AND OTHER SMALL BUSINESS SERVICES

     Advanta's subsidiary, Advanta Business Services Corp. ("ABS"), formerly Advanta Leasing Corp., engages primarily in non-cancelable financing leases of equipment, including computers, security systems, copiers and telephone systems, primarily to professionals and small businesses. The average initial cost of leased equipment is approximately $7,000. Costs relating to equipment maintenance, insurance and personal property taxes are the responsibility of the lessee. ABS securitized $68 million and $102 million of lease receivables in 1993 and 1994, respectively.

     In the third quarter of 1994, ABS began marketing business credit cards which are issued through Advanta Financial Corp. ("AFC"), formerly Colonial National Financial Corp., to its small business customers. As of December 31, 1994, the receivables on these cards issued were immaterial to Advanta.

     ABS's 1994 originations, including $29 million of portfolio acquisitions, totaled $190 million. At December 31, 1994, ABS serviced a portfolio of $265 million of net lease receivables, including $179 million of securitized receivables.

CREDIT INSURANCE AND CREDIT PROTECTION

     Through unaffiliated insurance carriers, Advanta offers credit life, disability and unemployment insurance to its credit cardholders and credit life insurance and a limited life/disability/unemployment insurance product to its mortgage loan customers. The unaffiliated insurers reinsure 100% of the risk on the credit card credit and limited mortgage life, disability and unemployment insurance (but not the mortgage loan credit life insurance) with one or more of Advanta's insurance subsidiaries. Such subsidiaries receive reinsurance premiums approximating 94% of the net premiums written. The subsidiaries are obligated to pay all losses and refunds, and have amounts withheld by the insurance carriers or maintain amounts in separate trust accounts for the benefit of these insurance carriers in an amount equal to statutory reserves as defined by the reinsurance agreements. In addition, in 1992, one of the insurance subsidiaries began direct underwriting of an indemnity policy protecting certain interests in the business equipment leased to customers of ABS against sudden and accidental loss.

                             ADVANTA CAPITAL L.L.C.

     Advanta Capital L.L.C. is a limited life special purpose finance subsidiary of Advanta organized in May 1995 as a limited liability company under the laws of the State of Delaware. All of Advanta Capital's common limited liability company interests are directly or indirectly beneficially owned by Advanta and are non-transferable. Advanta Capital has no board of directors or officers, and all of its business and affairs are conducted by Advanta, as the manager (the "Manager") appointed in Advanta Capital's Limited Liability Company Agreement. Advanta Capital exists solely for the purpose of issuing its common and preferred limited liability company interests and lending the proceeds thereof to Advanta to finance Advanta's or its subsidiaries' business operations. The principal office of Advanta Capital is 501 Carr Road, Wilmington, Delaware 19809.

                                 CERTAIN RATIOS

     The following table sets forth the ratio of earnings to fixed charges of Advanta and its subsidiaries and the ratio of earnings to combined fixed charges and preferred stock dividends of Advanta and its subsidiaries for the periods indicated:

                                                       THREE
                                                      MONTHS
                                                       ENDED
                                                     MARCH 31,        YEAR ENDED DECEMBER 31,
                                                    -----------   --------------------------------
                                                    1995   1994   1994   1993   1992   1991   1990
                                                    ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges................  2.26   2.85   2.71   2.52   1.81   1.36   1.20
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.......................  2.25   2.83   2.71   2.52   1.81   1.35   1.20

                                   REGULATION

ADVANTA

     Advanta owns Colonial National, which is a "bank" as defined under the Bank Holding Company Act of 1956, as amended (the "BHCA"), as further amended by the Competitive Equality Banking Act of 1987 ("CEBA"). However, under certain grandfathering provisions of CEBA, Advanta is not required to register as a bank holding company under the BHCA, because Colonial National, which takes demand deposits but does not make commercial loans, did not come within the BHCA's definition of the term "bank" prior to the enactment of CEBA and it complies with certain restrictions set forth in CEBA, such as limiting its activities to those in which it was engaged prior to March 5, 1987 and limiting its growth rate to not more than 7% per annum. Such restrictions also prohibit Colonial National from cross-marketing products or services of an affiliate that are not permissible for bank holding companies under the BHCA. In addition, Advanta complies with certain other restrictions set forth in CEBA, such as not acquiring control of more than 5% of the stock or assets of an additional "bank" or "savings association" as defined for these purposes under the BHCA. Consequently, Advanta is not subject to examination by the Federal Reserve Board (other than for purposes of assuring continued compliance with the CEBA restrictions referenced in this paragraph). Should Advanta or Colonial National cease to comply with the restrictions set forth in CEBA, registration as a bank holding company under the BHCA would be required.

     Registration as a bank holding company is not automatic. The Federal Reserve Board may deny an application if it determines that control of a bank by a particular company will cause undue interference with competition or that such company lacks the financial or managerial resources to serve as a source of strength to its subsidiary bank. While Advanta believes that it meets the Federal Reserve Board's managerial standards and that its ownership of Colonial National has improved the bank's competitiveness, should Advanta be required to apply to become a bank holding company the outcome of any such application cannot be certain.

     Registration as a bank holding company would subject Advanta and its subsidiaries to inspection and regulation by the Federal Reserve Board. Although Advanta has no plans to register as a bank holding company at this time, Advanta believes that registration would not restrict, curtail, or eliminate any of its activities at current levels, except that some portions of the current business operations of Advanta's insurance subsidiaries would have to be discontinued, the effects of which would not be material.

COLONIAL NATIONAL

     Advanta conducts substantially all of its deposit-taking activities and credit card lending business, as well as a large portion of its mortgage lending business, through Colonial National. Under federal law, Colonial National may "export" (i.e., charge its customers resident in other states) the finance charges permissible under the law of its state of domicile, Delaware, which has no usury statute applicable to banks. Nevertheless, certain jurisdictions may attempt to require out-of-state credit card issuers and consumer lenders to comply with such jurisdictions' consumer protection laws (including laws limiting the fees and charges imposed by such credit card issuers and consumer lenders) in connection with their operations in such jurisdictions. A successful challenge by such a jurisdiction could have an adverse impact on Colonial National's credit card and other consumer lending operations.

     Colonial National is subject to regulation and periodic examination primarily by the Office of the Comptroller of the Currency (the "Comptroller"). Such regulation relates to the maintenance of reserves for certain types of deposits, the maintenance of certain financial ratios, transactions with affiliates and a broad range of other banking practices. As a national bank, Colonial National is subject to provisions of federal law which restrict its ability to extend credit to its affiliates or pay dividends to its parent company. See "Dividends and Transfers of Funds."

     Colonial National is subject to capital adequacy guidelines approved by the Comptroller. These guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. As of December 31, 1994, the minimum required ratio of total capital to risk-weighted assets (including certain off-balance sheet items) was 8%. At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock ("Tier 1 capital"). The remainder may consist of other preferred stock, certain hybrid debt/equity instruments, a limited amount of term subordinated debt or a limited amount of the reserve for possible credit losses ("Tier 2 capital"). In addition, the Comptroller has adopted a minimum leverage ratio (Tier 1 capital divided by total average assets) of 3% for national banks that meet certain specified criteria, including the requirement that they have the highest regulatory rating. Under this guideline, the minimum leverage ratio would be at least 1 or 2 percentage points higher for national banks that do not have the highest regulatory rating, for national banks undertaking major expansion programs, and for other national banks in certain circumstances. As of December 31, 1994, Colonial National's Tier 1 capital ratio was 7.95%. The combined Tier 1 and Tier 2 capital ratio was 12.04%, and the leverage ratio was 8.15%.

     The Comptroller of the Currency and the other federal banking regulators have proposed for comment regulations establishing new risk-based requirements for recourse arrangements and direct credit substitutes. The effect of these regulations may be to increase the cost of credit enhancement provided by banks in connection with the securitization of credit card and other consumer receivables. Also, the Comptroller has proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators have the ability to raise capital requirements applicable to banking organizations beyond current levels. However, Advanta is unable to predict whether and when higher capital requirements may be imposed.

     Pursuant to certain provisions of the FDIC Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, FDIC insured institutions such as Colonial National may accept brokered deposits without FDIC permission only if they meet certain capital standards, and are subject to restrictions with respect to the interest they may pay on deposits unless they are "well-capitalized." To be "well-capitalized," a bank must have a ratio of total capital to risk-weighted assets of not less than 10%, Tier 1 capital to risk-weighted assets of not less than 6%, and a Tier 1 leverage ratio of not less than 5%. Based on the applicable standards under these regulations, Colonial National is currently "well-capitalized," and Advanta intends to maintain Colonial National as a "well-capitalized" institution.

OTHER FDIC-INSURED DEPOSITORY INSTITUTIONS

     In January 1992, Advanta Financial Corp. ("AFC") opened for business and began taking deposits. AFC is an FDIC-insured industrial loan corporation organized under the laws of the State of Utah and is subject to examination and regulation by both the FDIC and the Utah Department of Financial Institutions. At December 31, 1994, AFC had deposits of $33 million and total assets of $49 million. Currently, AFC's principal activity consists of small ticket equipment lease financing. AFC is also the issuer of the small business credit cards marketed by ABS.

     Pursuant to certain provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, an insured depository institution which is commonly controlled with another insured depository institution is generally liable for any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of such commonly controlled institution, or any assistance provided by the FDIC to such commonly controlled institution, which is in danger of default. The term "default" is defined to mean the appointment of a conservator or receiver for such institution and "in danger of default" is defined generally as the existence of certain conditions indicating that "default" is likely to occur in the absence of regulatory assistance. Thus, each of Colonial National, AFC, and ANB could incur liability to the FDIC pursuant to this statutory provision in the event of the default of one of the others. Such liability is subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liabilities and any obligation subordinate in depositors or other general creditors other than obligations owed to any affiliate of the depository institution (with certain exceptions) and any obligations to shareholders in such capacity.

LENDING AND LEASING ACTIVITIES

     Advanta's activities as a lender are also subject to regulation under various federal and state laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Electronic Funds Transfer Act, and the Fair Credit Reporting Act. Provisions of those statutes and related regulations, among other matters, require disclosure to borrowers of finance charges in terms of an annual percentage rate, prohibit certain discriminatory practices in extending credit, require Advanta's FDIC-insured depository institutions to serve the banking needs of their local communities, and regulate the dissemination and use of information relating to a borrower's creditworthiness. Certain of these statutes and regulations also apply to Advanta's leasing activities. In addition, Advanta Mortgage and its subsidiaries are subject to licensure and regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans.

DIVIDENDS AND TRANSFERS OF FUNDS

     There are various legal limitations on the extent to which Colonial National, AFC or ANB can finance or otherwise supply funds through dividends, loans or otherwise to Advanta and its affiliates. The prior approval of the Comptroller is required if the total of all dividends declared by Colonial National in any calendar year exceeds its net profits (as defined for such purposes) for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus accounts. In addition, Colonial National may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in any unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Comptroller could claim that a dividend payment might under some circumstances be an unsafe or unsound practice. All of these restrictions also apply to ANB.

     Colonial National, AFC and ANB are also subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by each of the depository institutions to Advanta and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that each such depository institution's transactions with its affiliates be on terms no less favorable to the depository institution than comparable transactions with unrelated third parties. These transfers by any one depository institution to Advanta or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, in order for Advanta to maintain its grandfathered exemption under CEBA, neither Colonial National nor ANB may make any loans to Advanta or any of its subsidiaries.

     Advanta's insurance subsidiaries are insurance companies organized under and regulated by Arizona law. Arizona insurance regulations restrict the amount of dividends which an insurance company may distribute without the prior consent of the Director of Insurance.

GENERAL

     Because the banking and finance businesses in general are the subject of such extensive regulation at both the state and federal levels, and because numerous legislative and regulatory proposals are advanced each year which, if adopted, could affect Advanta's profitability or the manner in which Advanta conducts its activities, Advanta cannot now predict the extent of the impact of any such new laws or regulations.

     Various legislative proposals have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, permitting affiliations between banks and commercial or securities firms, proposals placing new restrictions on a lender's ability to utilize prescreening of consumers' credit reports through credit reporting agencies (credit bureaus) in connection with the lender's direct marketing efforts and proposals eliminating the 7% per annum limit on the growth rate applicable to grandfathered CEBA "nonbank" banks, such as Colonial National. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on Advanta.

     In September 1992, the Federal Communications Commission established rules implementing the Telephone Consumer Protective Act of 1991 which limits telephone solicitations to residences. Because the statute exempts telemarketing to existing or former customers, it does not materially impact Advanta's current business operations. These rules could, however, impair Advanta's ability to generate new business or expand its customer base through telephone solicitation.

     In 1994, Congress adopted the Interstate Banking and Branching Efficiency Act, which permits nationwide interstate bank acquisitions beginning in 1995, and interstate bank branching in 1997 (or earlier at a state's option). Advanta does not currently believe that the changes in the country's banking system brought about by this statute will materially impact Advanta's business.

                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used: (i) by Advanta, for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of Advanta which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by Advanta, including without limitation, acquisitions of credit card, mortgage and equipment lease portfolios; and (ii) by Advanta Capital, for loans to Advanta for the purposes described above. At the date hereof, no specific proposed acquisitions have been identified as probable. The amount of Securities offered from time to time pursuant to this Prospectus and the precise amounts and timing of the application of proceeds will depend upon funding requirements of Advanta and its subsidiaries and affiliates. If Advanta elects at the time of issuance of Securities to make different or more specific use of proceeds other than as set forth herein, such use will be described in the applicable Prospectus Supplement.

     In view of its anticipated requirements, Advanta expects to engage, on a recurring basis, in additional private or public financings of a character and amount to be determined as the need arises.

                   DESCRIPTION OF DEBT SECURITIES OF ADVANTA

     The Debt Securities are to be issued in one or more series under either (i) a senior indenture (the "Senior Indenture"), a copy of which is filed as an exhibit to the Registration Statement, or (ii) a subordinated indenture (the "Subordinated Indenture"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in these summaries) shall be incorporated herein or therein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

     Advanta's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that Advanta may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct unsecured obligations of Advanta. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by Advanta or any of its subsidiaries. The Debt Securities issued under the Senior Indenture will rank on a parity with all other unsecured unsubordinated indebtedness of Advanta. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment to all Senior Indebtedness of Advanta, to the extent and in the manner set forth in the Subordinated Indenture. See "Special Terms Relating to Subordinated Debt Securities".

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title and series of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature, or the method or methods, if any, by which such date or dates shall be determined; (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by Advanta, and the other detailed terms and provisions of such sinking and/or purchase funds; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Advanta or of the holder thereof and the other detailed terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(10) the denomination or denominations in which such Debt Securities are authorized to be issued; (11) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance or conversion of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures; (13) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (14) each office or agency where, subject to the terms of the Indenture, such Debt Securities may be presented for registration of transfer or exchange; (15) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (16) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether Advanta or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units, or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (18) the identity of the Trustee, and if other than the applicable Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent; (19) if applicable, the defeasance of certain obligations by Advanta pertaining to Debt Securities of the series; (20) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;
(21) whether and under what circumstances Advanta will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether Advanta will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (22) any deletions from, modifications of or additions to the Events of Default or covenants of Advanta with respect to any of such Debt Securities; (23) whether such Debt Securities shall be convertible or exchangeable for Capital Securities or other Debt Securities and, if so, the terms of any such conversion or exchange and the terms of such other Securities; and (24) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Debt Securities may also be issued under the Indentures upon exercise of Debt Warrants. See "Description of Securities Warrants of Advanta."

     The provisions of the Indentures described below under "Restrictive Covenants" are the only provisions which would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving Advanta.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that Advanta may also issue Debt Securities in bearer form only, or in both registered and bearer form.

Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but Advanta may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, transfer of the Debt Securities will be registrable, and, if applicable, any Convertible Debt Securities (as hereinafter defined) will be convertible, at the office or agency of Advanta maintained for that purpose, as Advanta may designate from time to time, in The City of New York, New York, provided that payments of interest may be made at the option of Advanta by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305 and 307 of each Indenture).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as Advanta may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of Advanta in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

     Each of the Indentures contains a covenant by Advanta limiting its ability to dispose of the Voting Stock of a Significant Subsidiary. A "Significant Subsidiary" is defined to mean any Subsidiary of Advanta the Consolidated Assets of which constitute 20% or more of Advanta's Consolidated Assets. Such covenant provides that, subject to certain exceptions, so long as any of the Debt Securities are outstanding, Advanta: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, nor will Advanta permit a Significant Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, unless Advanta will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Subsidiary after giving effect to such transaction; and (b) will not permit a Significant Subsidiary to either (i) merge or consolidate with or into any corporation (other than Advanta), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by Advanta, or (ii) lease, sell or transfer all or substantially all of its properties or assets to any corporation or other person (other than Advanta), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by Advanta (Section 1005 of each Indenture).

     In addition, each of the Indentures contains a covenant prohibiting Advanta from creating or permitting, or permitting any Subsidiary to create or permit, any liens upon 20% or more of the Voting Stock of any Significant Subsidiary to secure any indebtedness without securing the Debt Securities equally and ratably with all indebtedness secured thereby (Section 1006 of each Indenture).

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance and
(iii) any Debt Security owned by Advanta or any obligor on such Debt Security or any Affiliate of Advanta or such other obligor, shall be deemed not to be Outstanding (Section 101 of each Indenture).

MODIFICATION AND WAIVER

     Modifications and amendments of each of the Indentures may be made by Advanta and the applicable Trustee with the consent of the holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; (h) in the case of Convertible Debt Securities, adversely affect the right to convert any such

Debt Security; or (i) in the case of the Subordinated Indenture, adversely change the subordination provisions thereof (Section 902 of each Indenture).

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by Advanta with certain restrictive provisions of the applicable Indenture (Section 1008 of each Indenture). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513 of each Indenture).

     Modification and amendment of each of the Indentures may be made by Advanta and the applicable Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another corporation to Advanta; (ii) to add to the covenants of Advanta for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901 of each Indenture).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Advanta may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes Advanta's obligations on the Debt Securities and under each of the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801 of each Indenture).

EVENTS OF DEFAULT AND CERTAIN RIGHTS ON DEFAULT

     The following are Events of Default under each of the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of Advanta in the applicable Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the applicable Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving Advanta or any Significant Subsidiary; (f) acceleration of indebtedness in a principal amount in excess of $10,000,000 for money borrowed by Advanta or any Significant Subsidiary under the terms of the instrument under which such indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the applicable Indenture; and (g) any other Event of

Default provided with respect to Debt Securities of that series (Section 501 of each Indenture). If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Senior Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture).

ADDITIONAL PROVISIONS

     Each Indenture provides that, subject to the duty of the applicable Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601 of each Indenture). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512 of each Indenture).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507 of each Indenture). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to convert any Debt Security which is a Convertible Debt Security (as hereinafter defined), and to institute suit for the enforcement of any such rights to payment or conversion (Section 508 of each Indenture).

     Advanta is required to furnish to each Trustee annually a statement as to performance by Advanta of certain of its obligations under the applicable Indenture and as to any default in such performance. Advanta is also required to deliver to each Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default (Section 1009 of each Indenture).

SPECIAL TERMS RELATING TO SUBORDINATED DEBT SECURITIES

     Upon any distribution of assets of Advanta resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of Advanta to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior

Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of Advanta may recover more, ratably, than holders of Subordinated Debt Securities (Article Sixteen of the Subordinated Indenture).

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and unpaid interest on (a) indebtedness of Advanta (including indebtedness of others guaranteed by Advanta), other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, (i) for money owing to banks, (ii) for money borrowed from sources other than banks, or (iii) in connection with the acquisition by Advanta or a subsidiary of assets of any kind except in the ordinary course of business, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities; and (b) renewals, extensions, modifications and refundings of any such indebtedness (Section 101 of the Subordinated Indenture).

CONVERSION

     The holders of Debt Securities of a specified series that are convertible into Capital Securities or other Debt Securities ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert any Convertible Debt Securities of such series into Capital Securities or other Debt Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

EXCHANGEABILITY

     The holders of Debt Securities of any series may be obligated at any time or at Maturity to exchange them for Capital Securities or other Debt Securities of Advanta. The terms of any such exchange and any such Capital Securities or other Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities. The Class B Common Stock, Class B Preferred Stock, and Capital Securities of Advanta are described below under "Description of Class B Common Stock," "Description of Class B Preferred Stock," and "Issuance of Capital Securities of Advanta upon Conversion or Exchange," respectively.

               DESCRIPTION OF CLASS B PREFERRED STOCK OF ADVANTA

GENERAL

     The Board of Directors has authority to issue 1,000,000 authorized but unissued shares of Class B Preferred Stock, par value $.01 per share, without further approval of the stockholders.

     Any Class B Preferred Stock offered hereby will be fully paid and nonassessable. The rights, preferences, privileges and restrictions of the Class B Preferred Stock in respect of which this Prospectus is delivered shall be described in an accompanying Prospectus Supplement. Except as otherwise provided in any Prospectus Supplement, the Class B Preferred Stock offered hereby will rank on a parity in all respects with the outstanding Class A Preferred Stock of Advanta. Among the terms of the Class B Preferred Stock which would be specified in an accompanying Prospectus Supplement are the following: (i) the annual dividend rate, if any, or the means by which such dividend rate may be calculated (including without limitation the possibility that the rate of such dividends may bear an inverse relationship to some index or standard) and the date or dates from which such dividends shall accrue and the date or dates on which such dividends shall be paid and whether such dividends shall be cumulative; (ii) the price at which and the terms and conditions on which the shares of such series of Preferred Stock may be redeemed, including the period of time during which such shares may be redeemed, any premium to be paid over and above the par value of such shares of Preferred Stock, whether and to what extent accumulated dividends on such shares of Preferred Stock will be paid upon the redemption of such shares; (iii) the liquidation preference, if any, over and above the par value of such shares of Preferred Stock and whether and to what extent the holders of such shares of Preferred Stock shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Advanta; (iv) whether the shares of Class B Preferred Stock shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of such retirement or sinking fund; (v) the terms and conditions, if any, on which the shares of Class B Preferred Stock may be convertible into, or exchangeable for, shares of any other class or classes of stock of Advanta, including the price or rate of conversion or exchange and the method for effecting such conversion or exchange, provided that no shares of Class B Preferred Stock will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of Advanta upon the voluntary or involuntary dissolution or liquidation of Advanta; (vi) a description of the voting rights, if any, of the shares of Class B Preferred Stock; and (vii) other preferences, rights, qualifications or restrictions or material terms of such shares of Preferred Stock.

     The description of the foregoing provisions of Class B Preferred Stock as set forth in the related Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Certificate of Amendment to Advanta's Certificate of Incorporation relating to such series of Class B Preferred Stock. The definitive Certificate of Amendment to Advanta's Certificate of Incorporation relating to Class B Preferred Stock will be filed with the Commission in connection with the offering of Class B Preferred Stock.

DEPOSITARY SHARES

     Advanta may, at its option, elect to offer fractional shares of Class B Preferred Stock, rather than full shares of Class B Preferred Stock. In the event such option is exercised, Advanta will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to the Class B Preferred Stock) of a share of such Preferred Stock.

     The shares of Class B Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Advanta and a bank or trust company selected by Advanta having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Class B Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Class B Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The above description of the Depositary Shares is not complete and is subject to, and qualified in its entirety by, the description in the applicable Prospectus Supplement and the provisions of the Deposit Agreement (which will contain the form of Depositary Receipt), a copy of which will be filed with the Commission as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

OUTSTANDING PREFERRED STOCK

     The authorized capital stock of Advanta includes 1,010 shares of Class A Preferred Stock, par value $1,000 per share. All of such shares are held by J.R. Alter, Advanta's founder. The Class A Preferred Stock is entitled to one-half of a vote per share on all matters on which stockholders are entitled to vote. No dividends may be declared or paid on Advanta's outstanding common stock unless and until non-cumulative dividends of $140 per share, payable as and when declared, which are required to be paid on the Class A Preferred Stock for the applicable year (a total of $141,400) have been paid. The holder of the Class A Preferred Stock is not otherwise entitled to participate in the earnings or profits of Advanta. Upon the liquidation of Advanta, the holder of the Class A Preferred Stock is entitled to receive $1,000 per share ($1,010,000 in the aggregate) before any distributions are made to the holders of Advanta's common stock.

                     DESCRIPTION OF COMMON STOCK OF ADVANTA

CLASS B COMMON STOCK -- GENERAL

     The authorized capital of Advanta includes 200,000,000 shares of Class B Common Stock, par value $.01 per share, of which 23,281,895 shares were outstanding on March 31, 1995. All outstanding shares are fully paid and non-assessable. The holders of Advanta's Class B Common Stock are entitled to the same rights as the holders of Advanta's Class A Common Stock described below, except that the holders of Class B Common Stock may not vote (i) in the election of directors, (ii) on an amendment to Advanta's Certificate of Incorporation (including an amendment to increase the authorized shares of Class B Common Stock), (iii) on a proposed merger or consolidation, (iv) on a proposed dissolution of Advanta, or (v) on any other matter except to the extent described below or as required under the General Corporation Law of the State of Delaware. Holders of Class B Common Stock are entitled to vote on proposals to change the par value of the Class B Common Stock or to alter or change the powers, preferences or special rights of the shares of Class B Common Stock, including the dividend and Class B protection features described below, which proposals may affect them adversely. Holders of the Class B Common Stock are also entitled to the additional rights described in the following subsections. Only Class B Common Stock may be offered pursuant to this Prospectus and the accompanying Prospectus Supplement.

CLASS A COMMON STOCK -- GENERAL

     The authorized capital of Advanta includes 200,000,000 shares of Class A Common Stock, par value $.01 per share, of which 17,410,718 shares were outstanding on March 31, 1995. All outstanding shares are fully paid and non-assessable. The holders of Advanta's Class A Common Stock are entitled to one vote per share; to receive such dividends, in conjunction with dividends to holders of Advanta's Class B Common Stock, as legally may be declared by the Board of Directors, after dividends are paid to holders of preferred stock, as described below; and upon liquidation, to receive any net assets of Advanta after the liquidation rights of all holders of preferred stock, if any, have been satisfied. There are no preemptive, conversion, cumulative voting, or redemption rights applicable to the Class A Common Stock. No Class A Common Stock may be offered pursuant to this Prospectus and the accompanying Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Any cash dividend with respect to either Class A Common Stock or Class B Common Stock must be accompanied by a dividend on the other class of common stock. The Board of Directors may, however, in its discretion, declare a dividend per share with respect to the Class B Common Stock which can be up to 20% higher (but under no circumstances lower) than the dividend declared with respect to the Class A Common Stock. In all other respects the dividends and other distributions, including the per share consideration in the event of a merger or consolidation, with respect to Class A Common Stock and Class B Common Stock are equal, except that dividends or other distributions payable in shares of common stock may be made only as follows: (i) in shares of Class B Common Stock to the holders of both Class A Common Stock and Class B Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of common stock. Neither the Class A Common Stock nor the Class B Common Stock may be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

     Although it is the present intention of the Board to maintain a higher dividend on the Class B Common Stock, the Board of Directors is not required to declare a higher dividend on the Class B Common Stock and the amount of future dividends, if any, on each class of common stock will depend on circumstances existing at the time, including the sufficiency of funds legally available for the payment of dividends.

CLASS B PROTECTION

     Because of the existence of the two classes of common stock, one class with voting rights and the other with no voting rights, voting rights disproportionate to equity ownership could be acquired through acquisitions of Class A Common Stock. The Board of Directors was advised that, while either class of common stock might trade at a premium relative to the other, the non-voting or lesser-voting common stocks of public companies with dual class capital structures frequently trade at a discount from the full voting common stocks of such companies. Advanta therefore adopted the "Class B Protection" features described below as a means of helping to reduce or eliminate the economic reasons for the Class A Common Stock and Class B Common Stock to trade at disparate market prices, and to give holders of Class B Common Stock the opportunity to participate in any premium paid in the future for a significant block (10% or more) of the Class A Common Stock by a buyer who has not acquired a proportionate share of the Class B Common Stock. Although Advanta adopted the "Class B Protection" features and has paid a higher dividend on the Class B Common Stock in an attempt to minimize any price differential between the classes of common stock, in fact the Class A Common Stock and the Class B Common Stock generally have traded at disparate market prices. During the period in which the two classes of common stock have existed, this differential has been as much as $8.50 and as low as zero. Advanta adopted the division of the common stock into two classes with the expressed expectation that Advanta generally would issue shares of Class B Common Stock rather than Class A Common Stock in the future to raise equity, to finance acquisitions or pursuant to incentive compensation plans, even if the market price per share of the Class B Common Stock was lower at the relevant time than the market price per share of Class A Common Stock. There can be no assurance that the price differential between the Class A Common Stock and the Class B Common Stock will be reduced or eliminated or as to the extent or continuation of any such price differential in the future.

     Pursuant to the applicable provisions of Advanta's Restated Certificate of Incorporation, if any person or group acquires (other than upon issuance or sale by Advanta, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 10% or more of the then issued and outstanding shares of Class A Common Stock (any person or group making such acquisition being defined as a "Significant Stockholder"), and such person or group does not then own shares of Class B Common Stock constituting an equal or greater percentage of all then issued and outstanding shares of Class B Common Stock, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer to acquire additional shares (as described below) of Class B Common Stock (a "Class B Protection Transaction"). For purposes of this provision, the terms "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Exchange Act. The Class B Protection feature does not change the ability of Dennis Alter or any member of his family or other management stockholder to transfer a significant voting interest in Advanta to another person or group by the sale of their voting shares to such person or group. However, such person or group may also be required to purchase a proportionate amount of Class B Common Stock either concurrently from such stockholder or other persons or pursuant to a Class B Protection Transaction, as described below.

     In a Class B Protection Transaction, the Significant Stockholder must offer to acquire from the holders of the Class B Common Stock that additional number of shares of Class B Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class A Common Stock beneficially owned by such Significant Stockholder which were acquired after April 24, 1992 by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Significant Stockholder, and (ii) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned by such Significant Stockholder on such date which were acquired after the initial distribution of Class B Common Stock to stockholders on May 5, 1992 pursuant to the Certificate of Amendment to Advanta's Restated Certificate of Incorporation (including shares acquired on such date at or prior to the time such person or group became a Significant Stockholder). The Significant Stockholder must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined pursuant to such formula, a pro rata amount from each tendering holder.

     The offer price for any shares of Class B Common Stock required to be purchased by the Significant Stockholder pursuant to a Class B Protection Transaction is the greater of (i) the highest price per share paid by the Significant Stockholder for any share of Class A Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder or (ii) the highest price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) as reported on the Nasdaq National Market (or such other quotation system or securities exchange constituting the principal trading market for either class of common stock) on the date such person or group became a Significant Stockholder.

     A Class B Protection Transaction is also required each time a Significant Stockholder acquires an additional 10% of the then issued and outstanding Class A Common Stock (other than upon issuance or sale by Advanta, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) after the last acquisition by such person or group which triggered the requirement for a Class B Protection Transaction, if such Significant Stockholder does not then beneficially own shares of Class B Common Stock acquired after the initial distribution of Class B Common Stock to stockholders on May 5, 1992 constituting an equal or greater percentage of all then issued and outstanding shares of Class B Common Stock. Such Significant Stockholder would be required to offer to buy that number of Additional Shares prescribed by the formula set forth above, even if a previous Class B Protection Transaction resulted in fewer shares of Class B Common Stock being tendered than such previous offer included.

     The requirement to engage in a Class B Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Significant Stockholder that fails to make the required offer, or to purchase shares validly tendered (after proration, if any), is to automatically suspend the voting rights of the shares of Class A Common Stock owned by such Significant Stockholder until consummation of an offer as required or until divestiture of the shares of Class A Common Stock that triggered the offer requirement. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose. Neither the Class B Protection Transaction requirement nor the related penalty applies to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding.

     The Class B Protection provision does not prevent any person or group from acquiring a significant or controlling interest in Advanta, provided such person or group acquires a proportionate percentage of the Class B Common Stock. If a Class B Protection Transaction is prescribed, the purchase price required to be paid in such offer may be higher than the price at which a Significant Stockholder might otherwise be able to acquire an identical amount of Class B Common Stock. Such requirement, therefore, could make an acquisition of a significant or controlling interest in Advanta more expensive and more time consuming than if such requirement did not exist. Consequently, a person or group might be deterred from acquiring a significant or controlling interest in Advanta as a result of such requirement. Moreover, by restricting the ability of an acquiror to acquire a significant interest in the Class A Common Stock by paying a "control premium" for such stock without acquiring, or paying a similar premium for, Class B Common Stock, the Class B Protection provision should reduce or eliminate the economic reasons for the Class A Common Stock and Class B Common Stock to trade at disparate market prices.

CONVERTIBILITY

     Except as described below, neither the Class A Common Stock nor the Class B Common Stock is convertible into another class of common stock or any other security of Advanta.

     The Class B Common Stock could be converted into Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class B Common Stock, the Class A Common Stock or the Class B Common Stock or both become excluded from quotation on the Nasdaq National Market, or, if such shares are then listed on a national securities exchange, from trading on the principal national securities exchange on which the shares are then traded.

     In addition, if at any time, as a result of additional issuances by Advanta of Class B Common Stock, repurchases by Advanta of Class A Common Stock or a combination of such issuances and repurchases, the number of outstanding shares of Class A Common Stock as reflected on the stock transfer books of Advanta falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, then, immediately upon the occurrence of such event, all the outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence, any shares of Class A Common Stock or Class B Common Stock repurchased by Advanta will no longer be deemed "outstanding" from and after the date of repurchase. Advanta has no present intention to repurchase any shares of its common stock. In view of the absence of a present intention by Advanta to purchase any shares of common stock and the substantial number of shares of Class B Common Stock that would be required to be issued to reach the 10% threshold, Advanta believes it unlikely that this provision will be triggered in the foreseeable future.

     ISSUANCE OF CAPITAL SECURITIES OF ADVANTA UPON CONVERSION OR EXCHANGE

GENERAL

     A Prospectus Supplement may provide that Capital Securities will be issuable in exchange for or upon conversion of Debt Securities, Class B Preferred Stock, Depositary Shares or Preferred Shares. "Capital Securities" may consist of common stock, preferred stock, or other securities of Advanta. The Prospectus Supplement relating to a series of Debt Securities, Class B Preferred Stock, or Preferred Shares which are exchangeable for or convertible into Capital Securities will contain a description of the Capital Securities.

TENDER OFFER RULES

     Rules 13e-4 and 14e-1 of the Commission's rules and regulations relating to tender offers by issuers, as currently in effect and interpreted, may be applicable to exchanges or conversions such as that of Capital Securities for Debt Securities, Class B Preferred Stock or Preferred Shares. If, at the time of any such exchange or conversion, Rule 13e-4 or Rule 14e-1 (or any successor rule or rules) applies to such transaction, Advanta will comply with such rule (or any successor rule or rules), and will afford holders of such Debt Securities, Class B Preferred Stock or Preferred Shares, all rights and will make all filings required by such rule (or successor rule or rules).

                 DESCRIPTION OF SECURITIES WARRANTS OF ADVANTA

     Advanta may issue, together with any Debt Securities or Class B Preferred Stock or Class B Common Stock offered by any Prospectus Supplement or separately, Securities Warrants for the purchase of other Debt Securities or Class B Preferred Stock or Class B Common Stock. The Securities Warrants are to be issued under warrant agreements (each a "Securities Warrant Agreement") to be entered into between Advanta and a bank or trust company, as warrant agent ("Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular series of Securities Warrants. The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrants ("Securities Warrant Certificates"), reflecting the alternative provisions to be included in the Securities Warrant Agreements that will be entered into with respect to particular offerings of Securities Warrants, will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant Certificates, respectively, including the definitions therein of certain terms. Wherever defined terms of the Securities Warrant Agreement are referred to, it is intended that such defined terms shall be incorporated herein by reference.

GENERAL

     The Prospectus Supplement relating to the particular series of Securities Warrants offered thereby will describe the terms of the offered Securities Warrants, the Securities Warrant Agreement relating to the offered Securities Warrants and the Securities Warrant Certificates representing the offered Securities Warrants, including the following: (i) if the Securities Warrants are offered for separate consideration, the offering price and the Currency for which Securities Warrants may be purchased; (ii) if applicable, the designation, aggregate principal amount, purchase price, Currency and terms of the series of Debt Securities purchasable upon exercise of the offered Securities Warrants;
(iii) if applicable, the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the shares of Class B Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Class B Preferred Stock may be purchased upon such exercise; (iv) if applicable, the number of shares of Class B Common Stock purchasable upon exercise of Common Stock Warrants and the price at which such number of shares of Class B Common Stock may be purchased upon such exercise; (v) the date, if any, on and after which the offered Securities Warrants and the related Debt Securities and/or Class B Preferred Stock and/or Class B Common Stock will be separately transferable; (vi) the date on which the right to exercise the offered Securities Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (vii) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Securities Warrants or to any Debt Securities (including Original Issue Discount Debt Securities) purchasable upon exercise of such Securities Warrants; (viii) whether the offered Securities Warrants represented by the Securities Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered;
(ix) any applicable anti-dilution provisions; (x) any applicable redemption or call provisions; (xi) any applicable book entry provisions; and (xii) any other terms of the offered Securities Warrants.

     Securities Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Securities Warrant Certificates of different denominations and Securities Warrants may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. Prior to the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or Class B Preferred Stock or Class B Common Stock purchasable upon such exercise, including the right in the case of Debt Warrants to payments of principal of or any premium or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce covenants in the applicable Indenture and in the case of Preferred Stock Warrants and Common Stock Warrants, the right to receive payments of dividends or distributions of any kind, if any, on the Class B Preferred Stock and Class B Common Stock, respectively, purchasable upon exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Class B Preferred Stock or Class B Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to the Securities Warrants, by payment of such exercise price in full in the Currency and in the manner specified in the Prospectus Supplement. Securities Warrants may be exercised at any time up to the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by Advanta); unexercised Securities Warrants will become void.

     Upon receipt at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Prospectus Supplement of (i) payment of the exercise price and (ii) the Securities Warrant Certificate properly completed and duly executed, Advanta will, as soon as practicable, forward the Debt Securities or shares of Class B Preferred Stock or Class B Common Stock purchasable upon such exercise to the holder of such Securities Warrant. If less than all of the Securities Warrants represented by such Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining number of Securities Warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                      AND STOCK PURCHASE UNITS OF ADVANTA

     Advanta may issue Stock Purchase Contracts, including contracts obligating holders to purchase from Advanta, and Advanta to sell to the holders, a specified number of shares of Class B Common Stock or Class B Preferred Stock at a future date or dates. The price per share of Class B Preferred Stock or Class B Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units"), each consisting of a Stock Purchase Contract and debt obligations of the United States of America or agencies or instrumentalities thereof securing the holders' obligations to purchase the Class B Preferred Stock or the Class B Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Advanta to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

               DESCRIPTION OF PREFERRED SHARES OF ADVANTA CAPITAL

GENERAL

     Advanta Capital may from time to time issue Preferred Shares, in one or more series, having terms described in the Prospectus Supplement relating thereto, including any terms relating to the redemption of the Preferred Shares upon the occurrence of certain events described in the Prospectus Supplement. Under Advanta Capital's Limited Liability Company Agreement, the Manager may establish one or more classes or series of Preferred Shares, having such terms, including dividends, redemption, voting, liquidation rights and such other preferred or other special rights or such restrictions, as the Manager may determine, to be set forth in a Prospectus Supplement. All Preferred Shares of Advanta Capital offered by any Prospectus Supplement will be guaranteed by Advanta to the extent set forth below under "Guarantee" and in the Prospectus Supplement and may also be entitled to the benefits of certain undertakings of Advanta as described below under "Backup Undertakings" and in the Prospectus Supplement. Any special federal income tax, accounting and other considerations applicable to any offering of Preferred Shares and related Backup Undertakings will be described in the Prospectus Supplement relating thereto.

     The holders of Preferred Shares of a specified series that are convertible into Capital Securities of Advanta ("Convertible Preferred Shares") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Preferred Shares, subject to prior redemption, exchange, repayment or repurchase, to convert any Convertible Preferred Shares of such series into Capital Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

     The holders of Preferred Shares of any series may be obligated at any time or at Maturity to exchange them for Capital Securities of Advanta. The terms of any such exchange and any such Capital Securities will be described in the Prospectus Supplement relating to such series of Preferred Shares. The Class B Common Stock, Class B Preferred Stock and other Capital Securities of Advanta are described above under "Description of Class B Common Stock of Advanta," "Description of Class B Preferred Stock of Advanta," and "Issuance of Capital Securities of Advanta upon Conversion or Exchange," respectively.

GUARANTEE

     Unless otherwise specified in the applicable Prospectus Supplement, Advanta will irrevocably and unconditionally agree, to the extent set forth in a Payment and Guarantee Agreement (the "Guarantee"), to pay in full, to the holders of Preferred Shares of any class or series, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of setoff or counterclaim which Advanta Capital may have or assert. The Guarantee will constitute a guarantee of payment and not of collection, and may be enforced by holders of Preferred Shares directly against Advanta. The following payments, to the extent not paid by Advanta Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any arrears and accruals of unpaid dividends which have theretofore been declared on the Preferred Shares of such class or series out of moneys legally available therefor; (ii) the redemption price including all arrears and accruals of unpaid dividends payable, out of moneys legally available therefor with respect to any Preferred Shares of such class or series called for redemption; and (iii) upon a liquidation of Advanta Capital, the lesser of (a) the liquidation preference and all arrears and accruals of unpaid dividends (whether or not declared) on the Preferred Shares of such class or series to the date of payment or (b) the amount of assets of Advanta Capital legally available for distribution in such liquidation. In addition, the Prospectus Supplement relating to a class or series of Preferred Shares will describe the rank of the Guarantee and any additional covenants or other terms of the Guarantee with respect to such class or series.

BACKUP UNDERTAKINGS

     In connection with any class or series of Preferred Shares, Advanta may enter into additional arrangements with Advanta Capital, including intercompany loan agreements and amendments to Advanta Capital's Limited Liability Company Agreement and Certificate of Formation, that operate directly or indirectly for the benefit of holders of the Preferred Shares. The Guarantee and any such other arrangements are herein collectively referred to as "Backup Undertakings" of Advanta and will be described in the Prospectus Supplement relating to any class or series of Preferred Shares to which they apply.

                              PLAN OF DISTRIBUTION

     Advanta and/or Advanta Capital, as the case may be, may sell the Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale. The Securities may also be used as all or part of the consideration to be paid by Advanta for property or assets.

     The distribution of the Securities may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Securities may be solicited directly by Advanta or by agents designated by Advanta and/or Advanta Capital from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Advanta and/or Advanta Capital, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis.

     If an underwriter or underwriters are utilized in the sale of Securities in respect of which this Prospectus and the accompanying Prospectus Supplement are delivered, Advanta and/or Advanta Capital will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Advanta and/or Advanta Capital will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, Advanta or one or more of its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with Advanta and/or Advanta Capital, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, Advanta or Advanta Capital will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from Advanta or Advanta Capital at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by Advanta or Advanta Capital.

                                 LEGAL OPINIONS

     Certain legal matters relating to certain of the Securities offered hereby will be passed upon for Advanta by Gene S. Schneyer, Esquire, Vice President, Secretary and General Counsel of Advanta. Certain legal matters relating to the Class B Preferred Stock, the Class B Common Stock, the Depositary Shares, the Securities Warrants, the Guarantees, the Capital Securities, the Stock Purchase Contracts, Stock Purchase Units and the Preferred Shares will be passed upon for Advanta and/or Advanta Capital by Wolf, Block, Schorr and Solis-Cohen. Wolf, Block, Schorr and Solis-Cohen will also pass upon United States federal income tax matters, as described in a Prospectus Supplement relating to the Securities to be offered. Certain legal matters relating to the Securities offered hereby will be passed upon for the agents and underwriters, if any, by Brown & Wood, New York, New York. Mr. Schneyer owns or has the right to acquire a number of shares of Class A and Class B Common Stock of Advanta which is well below l% of the outstanding common stock of Advanta.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    Securities and Exchange Commission registration fee......................  $  172,415
    Printing and engraving...................................................     125,000
    Blue Sky fees and expenses...............................................      50,000
    Trustee's fee and expenses...............................................      50,000
    Accounting services......................................................      75,000
    Legal fees and expenses (including those of counsel to the agents under
      the Distribution Agreement)............................................     250,000
    Rating agency fees.......................................................     362,500
    Miscellaneous............................................................      15,085
                                                                               ----------
              Total..........................................................  $1,100,000
                                                                                =========

- ---------------
* All expenses except registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of Advanta provide that Advanta shall indemnify any director, officer, employee or agent of Advanta to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of Advanta may, by resolution, indemnify any person other than a director, officer, employee or agent of Advanta for liabilities incurred in connection with services rendered for or at the request of Advanta or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, Advanta's Certificate of Incorporation limits the personal liability of Advanta's directors to Advanta or its stockholders for monetary damages for certain breaches of fiduciary duty. Advanta maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

     Any underwriters, dealers or agents referred to in the agreements filed as Exhibits 1.1 through 1.5 to this Registration Statement will agree to indemnify Advanta's directors, its officers who signed the Registration Statement and its controlling persons against certain liabilities which might arise under the Securities Act from information furnished to Advanta by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

  ITEM                                        DESCRIPTION
- --------  -----------------------------------------------------------------------------------
   1.1    Form of Underwriting Agreement -- Basic Provision relating to Debt Securities of
          Advanta (incorporated by reference to Exhibit 1.1 to Advanta's Registration
          Statement on Form S-3 (33-50883), filed November 2, 1993).
 **1.2    Form of Distribution Agreement relating to Debt Securities.
 **1.3    Form of Preferred Stock Purchase Agreement of Advanta.
 **1.4    Form of Common Stock Purchase Agreement of Advanta.
 **1.5    Form of Preferred Share Purchase Agreement of Advanta Capital.
  *3.1    Certificate of Formation of Advanta Capital.
 **3.2    Form of Limited Liability Company Agreement of Advanta Capital.
   3.3    Restated Certificate of Incorporation of Advanta (incorporated by reference to
          Exhibit 4.1 to Pre-Effective Amendment No. 1 to Advanta's Registration Statement
          Form S-3 (File No. 33-53475), filed June 10, 1994).

  ITEM                                        DESCRIPTION
- --------  -----------------------------------------------------------------------------------
   3.4    By-Laws of Advanta, as amended (incorporated by reference to Exhibit 3.11 to
          Advanta's Current Report on Form 8-K dated December 22, 1994, filed on the same date).
 **3.5    Form of Payment and Guarantee Agreement with respect to Preferred Shares of Advanta
          Capital.
   4.1    Specimen of Class A Common Stock Certificate and specimen of Class B Common Stock
          Certificate (incorporated by reference to Exhibit 1 of Advanta's Amendment No. 1 to
          Form 8 and Exhibit 1 to Advanta's Form 8-A, respectively, both dated April 22,
          1992).
 **4.2    Specimen of Class B Preferred Stock Certificate.
 **4.3    Form of Certificate of Amendment to Advanta's Certificate of Incorporation relating to the Class B Preferred Stock.
  *4.4    Form of Senior Trust Indenture dated as of           , 1995 between Advanta and
                               , as Trustee.
  *4.5    Form of Subordinated Trust Indenture dated as of             , 1995 between Advanta
          and           , as trustee.
 **4.6    Form or forms of Debt Securities.
 **4.7    Form of Debt Warrant Agreement.
 **4.8    Form of Preferred Stock Warrant Agreement.
 **4.9    Form of Common Stock Warrant Agreement.
 **4.10   Form of Deposit Agreement (including form of Depositary Share).
 **4.11   Form of Stock Purchase Contract of Advanta.
 **4.12   Form of Preferred Share Certificate of Advanta Capital.
  *5.1    Opinion of Gene S. Schneyer, Vice President, Secretary and General Counsel of
          Advanta, as to the legality of certain of the Securities being offered.
  *5.2    Opinion of Wolf, Block, Schorr and Solis-Cohen as to the legality of the Class B
          Common Stock, Class B Preferred Stock, Preferred Shares and certain of the other
          Securities being offered.
 **8.1    Opinion of Wolf, Block, Schorr and Solis-Cohen as to certain tax matters.
 *12.1    Statement regarding computation of ratios of earnings to fixed charges and preferred stock dividends.
 *23.1    Consent of Arthur Andersen LLP.
 *23.2    Consent of Gene S. Schneyer, Vice President, Secretary and General Counsel of
          Advanta (included in his opinion filed as Exhibit 5.1 hereto).
 *23.3    Consent of Wolf, Block, Schorr and Solis-Cohen (included in its opinion filed as
          Exhibit 5.2 hereto).
**23.4    Consent of Wolf, Block, Schorr and Solis-Cohen (to be included in its opinion filed as Exhibit 8.1 hereto).
 *24.1    Power of Attorney (set forth on signature page).
**25.1    Statement of Eligibility of                      as the trustee under the Senior
          Trust Indenture (separately bound and filed).
**25.2    Statement of Eligibility of                as the trustee under the Subordinated
          Trust Indenture (separately bound and filed).

- ---------------
 * Filed herewith.
** To be filed by amendment. Advanta will file as an Exhibit to a Current Report on Form 8-K any related forms utilized in the future and not previously filed by means of an amendment.

   ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph shall not apply if the information required to be included in such post-effective amendments is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Advanta's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein and the offering of Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (j) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham Township, Montgomery County, Commonwealth of Pennsylvania, on June 20, 1995.

                                          ADVANTA CORP.

                                          By: /s/ RICHARD A. GREENAWALT

                                            ------------------------------------
                                            Richard A. Greenawalt, President,
                                            Chief Operating Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham Township, Montgomery County, Commonwealth of Pennsylvania, on June 20, 1995.

                                          ADVANTA CAPITAL L.L.C.

                                          By: Advanta Corp., as
                                            Managing Member

                                          By: /s/ RICHARD A. GREENAWALT

                                            ------------------------------------
                                            Richard A. Greenawalt, President,
                                            Chief Operating Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby constitute and appoint Dennis Alter, Richard A. Greenawalt, Alex W. Hart, John
J. Calamari, David D. Wesselink and Gene S. Schneyer, or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement on Form S-3 of Advanta Corp. and Advanta Capital L.L.C., and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Advanta Corp. and the Managing Member and on the date indicated.

                  SIGNATURE                            DATE
- ---------------------------------------------      -------------
/s/  DENNIS ALTER                                  June 16, 1995
- ---------------------------------------------
Dennis Alter
Chairman of the Board, Chief Executive
Officer and Director (Principal Executive
Officer)

/s/  ALEX W. HART                                  June 16, 1995
- ---------------------------------------------
Alex W. Hart
Executive Vice Chairman and Director

/s/  RICHARD A. GREENAWALT                         June 16, 1995
- ---------------------------------------------
Richard A. Greenawalt
President, Chief Operating Officer and
Director

/s/  DAVID D. WESSELINK                            June 16, 1995
- ---------------------------------------------
David D. Wesselink
Senior Vice President and Chief Financial
Officer (Principal Financial Officer)

/s/  JOHN J. CALAMARI                              June 16, 1995
- ---------------------------------------------
John J. Calamari
Vice President, Finance, and Chief Accounting
Officer (Principal Accounting Officer)

/s/  ARTHUR P. BELLIS                              June 16, 1995
- ---------------------------------------------
Arthur P. Bellis, Director

/s/  MAX BOTEL                                     June 16, 1995
- ---------------------------------------------
Max Botel, Director

                  SIGNATURE                            DATE
- ---------------------------------------------      -------------
/s/  RICHARD J. BRAEMER                            June 16, 1995
- ---------------------------------------------
Richard J. Braemer, Director

/s/  ANTHONY P. BRENNER                            June 16, 1995
- ---------------------------------------------
Anthony P. Brenner, Director

/s/  WILLIAM C. DUNKELBERG                         June 16, 1995
- ---------------------------------------------
William C. Dunkelberg, Director

/s/  ROBERT C. HALL                                June 16, 1995
- ---------------------------------------------
Robert C. Hall, Director

/s/  WARREN KANTOR                                 June 16, 1995
- ---------------------------------------------
Warren Kantor, Director

/s/  RONALD J. NAPLES                              June 16, 1995
- ---------------------------------------------
Ronald J. Naples, Director

/s/  PHILLIP A. TURBERG                            June 16, 1995
- ---------------------------------------------
Phillip A. Turberg, Director

                                 EXHIBIT INDEX

  ITEM                                    DESCRIPTION                                     PAGE
- --------  ----------------------------------------------------------------------------    ----
   1.1    Form of Underwriting Agreement -- Basic Provision relating to Debt
          Securities of Advanta (incorporated by reference to Exhibit 1.1 to Advanta's
          Registration Statement on Form S-3 (33-50883), filed November 2, 1993).
 **1.2    Form of Distribution Agreement relating to Debt Securities.
 **1.3    Form of Preferred Stock Purchase Agreement of Advanta.
 **1.4    Form of Common Stock Purchase Agreement of Advanta.
 **1.5    Form of Preferred Share Purchase Agreement of Advanta Capital.
  *3.1    Certificate of Formation of Advanta Capital.
 **3.2    Form of Limited Liability Company Agreement of Advanta Capital.
   3.3    Restated Certificate of Incorporation of Advanta (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to Advanta's Registration
          Statement Form S-3 (File No. 33-53475), filed June 10, 1994).
   3.4    By-Laws of Advanta, as amended (incorporated by reference to Exhibit 3.11 to
          Advanta's Current Report on Form 8-K dated December 22, 1994, filed on the same date).
 **3.5    Form of Payment and Guarantee Agreement with respect to Preferred Shares of
          Advanta Capital.
   4.1    Specimen of Class A Common Stock Certificate and specimen of Class B Common
          Stock Certificate (incorporated by reference to Exhibit 1 of Advanta's
          Amendment No. 1 to Form 8 and Exhibit 1 to Advanta's Form 8-A, respectively, both dated April 22, 1992).
 **4.2    Specimen of Class B Preferred Stock Certificate.
 **4.3    Form of Certificate of Amendment to Advanta's Certificate of Incorporation
          relating to the Class B Preferred Stock.
  *4.4    Form of Senior Trust Indenture dated as of             , 1995 between
          Advanta and,             as Trustee.
  *4.5    Form of Subordinated Trust Indenture dated as of             , 1995 between
          Advanta and           , as trustee.
 **4.6    Form or forms of Debt Securities.
 **4.7    Form of Debt Warrant Agreement.
 **4.8    Form of Preferred Stock Warrant Agreement.
 **4.9    Form of Common Stock Warrant Agreement.
 **4.10   Form of Deposit Agreement (including form of Depositary Share).
 **4.11   Form of Stock Purchase Contract of Advanta.
 **4.12   Form of Preferred Share Certificate of Advanta Capital.
  *5.1    Opinion of Gene S. Schneyer, Vice President, Secretary and General Counsel
          of Advanta, as to the legality of certain of the Securities being offered.
  *5.2    Opinion of Wolf, Block, Schorr and Solis-Cohen as to the legality of the
          Class B Common Stock, Class B Preferred Stock, Preferred Shares and certain of the other Securities being offered.
 **8.1    Opinion of Wolf, Block, Schorr and Solis-Cohen as to certain tax matters.
 *12.1    Statement regarding computation of ratios of earnings to fixed charges and preferred stock dividends.

  ITEM                                    DESCRIPTION                                     PAGE
- --------  ----------------------------------------------------------------------------    ----
 *23.1    Consent of Arthur Andersen LLP.
 *23.2    Consent of Gene S. Schneyer, Vice President, Secretary and General Counsel
          of Advanta (included in his opinion filed as Exhibit 5.1 hereto).
 *23.3    Consent of Wolf, Block, Schorr and Solis-Cohen (included in its opinion filed as Exhibit 5.2 hereto).
**23.4    Consent of Wolf, Block, Schorr and Solis-Cohen (to be included in its opinion filed as Exhibit 8.1 hereto).
 *24.1    Power of Attorney (set forth on signature page).
**25.1    Statement of Eligibility of           as the trustee under the Senior Trust
          Indenture (separately bound and filed).
**25.2    Statement of Eligibility of                as the trustee under the
          Subordinated Trust Indenture (separately bound and filed).

- ---------------
 * Filed herewith.
** To be filed by amendment. Advanta will file as an Exhibit to a Current Report on Form 8-K any related forms utilized in the future and not previously filed by means of an amendment.